STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT (this “Agreement”), dated as of February 18, 2004, is made and entered into by and among COMPASS GROUP USA INVESTMENTS, LLP, a Delaware limited liability partnership (“Parent”), YORKMONT FIVE, INC., a California corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), and CREATIVE HOST SERVICES, INC., a California corporation (the "Company”).

WITNESSETH:

     WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into an Agreement and Plan of Merger (the "Merger Agreement”) which provides, upon the terms and subject to the conditions set forth therein, for (i) the commencement by Merger Sub of a cash tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all of the outstanding shares of the common stock, no par value (the “Shares”), of the Company at a price of $3.40 per Share in cash, net to the shareholders of the Company (such price, or such greater amount which may be paid pursuant to the Offer, the “Offer Price”) and (ii) the subsequent merger of Merger Sub with and into the Company (the "Merger”), whereby each Share issued and outstanding (other than Shares owned by Parent, Merger Sub or any other subsidiary of Parent and other than Shares that are held by shareholders exercising dissenters’ rights pursuant to Chapter 13 of the General Corporation Law of California (the “CGCL”)) shall be converted into the right to receive the Offer Price;

     WHEREAS, Parent and Merger Sub have required that the Company agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company has agreed, to grant to Merger Sub an option to purchase newly issued Shares upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
THE TOP-UP STOCK OPTION

     Section 1.1     Grant of Top-Up Stock Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Stock Option”) to purchase up to that number of Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Merger Sub, Parent and any other subsidiary of Parent immediately following consummation of the Offer, shall constitute one Share more than ninety percent (90%) of the Shares outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares), and shall permit Merger Sub to effect the Merger pursuant to Section 1110 of the CGCL (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that the Top-Up Stock Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized shares of common stock of the Company available for issuance. The Company agrees to provide Parent and Merger Sub with information regarding the number of Shares available for issuance on an ongoing basis.

     Section 1.2     Exercise of Top-Up Stock Option.

                  (a)     Subject to the conditions set forth in Section 2.1 below, Merger Sub may, at its election, exercise the Top-Up Stock Option at any one time after the occurrence of a Top-Up Exercise Event (as defined in Section 1.2(b) below) and prior to the Top-Up Termination Date (as defined in Section 1.2(c) below).

                  (b)     A “Top-Up Exercise Event” shall occur, for purposes of this Agreement, only upon Merger Sub’s acceptance for payment pursuant to the Offer of Shares constituting, together with Shares already owned directly or indirectly by Merger Sub, Parent and any other subsidiary of Parent, at least eighty-eight percent (88%) of the Shares then outstanding but less than ninety percent (90%) of the Shares then outstanding on a fully diluted basis.

                  (c)     Except as provided in the last sentence of this Section 1.2(c), the "Top-Up Termination Date” shall occur, for purposes of this Agreement, upon the earliest to occur of: (i) the Effective Time; (ii) the date that is 20 business days after the Specified Date; (iii) the termination of the Merger Agreement; and (iv) the date on which Merger Sub reduces the Minimum Condition to the Revised Minimum Number and accepts for payment a number of Shares equal to the Revised Minimum Number.

                  (d)     Notwithstanding the occurrence of the Top-Up Termination Date, Merger Sub shall be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Termination Date shall not affect any rights hereunder that by their terms do not terminate or expire prior to or as of such date.

                  (e)     In the event Merger Sub wishes to exercise the Top-Up Stock Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that Merger Sub wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the “Top-Up Closing”) and a date not earlier than one day nor later than 10 business days after the Top-Up Notice Date for the Top-Up Closing; provided, however, that (i) if the Top-Up Closing cannot be consummated by reason of any applicable law or order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Merger Sub and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

ARTICLE II
CLOSING

     Section 2.1     Conditions to Closing. The obligation of the Company to issue the Top-Up Stock Option and deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:

                  (a)     no provision of any Contract, Benefit Plan, instrument, applicable law or regulation, and no judgment, injunction, order or decree, shall prohibit the issuance of the Top-Up Stock Option, the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise;

                  (b)     there shall not be pending or formally threatened any suit, action or proceeding by any Governmental Entity or other third party, (i) challenging the acquisition by Compass or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Compass or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Compass and their respective Subsidiaries of the business or assets of the Company or Compass and their respective Subsidiaries, or to compel the Company or Compass and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Compass and their respective Subsidiaries, as a result of the Offer, the Merger, the Transactions or any of the other transactions contemplated by the Agreement, (iii) seeking to prohibit Compass or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or (iv) that otherwise is reasonably expected to have a Material Adverse Effect; in the case of each of (i) through (iv) above, subject to the obligations set forth in Section 6.3 of the Merger Agreement; and

                  (c)     delivery of the Top-Up Option Shares would not violate, or otherwise cause a violation of the rule of Nasdaq set forth in Section 4350(i)1(D) of the National Association of Securities Dealers Manual; provided, however, that Merger Sub, in its sole discretion, may waive this condition.

     Section 2.2     Closing.

                  (a)     At the Top-Up Closing (i) the Company shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares (in the denominations designated by Merger Sub in the Top-Up Exercise Notice) and (ii) Merger Sub shall purchase each Top-Up Option Share from the Company at the Offer Price. Payment by Merger Sub of the purchase price for the Top-Up Option Shares shall be made by delivery of immediately available funds by wire transfer to an account designated by the Company.

                  (b)     The Company shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2.2.

     Section 2.3     Securities Law Compliance. Merger Sub understands that the Shares that Merger Sub may acquire hereunder will not be registered under the Securities Act in reliance upon an exemption thereunder for transactions not involving a public transaction. Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor” for purposes of federal securities laws. The Top-Up Stock Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Stock Option are being and will be acquired by Merger Sub without a view to public distribution thereof otherwise than in compliance with the Securities Act and applicable state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws. Merger Sub will not effect any offer or sale of Top-Up Option Shares that would cause the Company to violate the registration requirements of the Securities Act or the registration or qualification requirements of the securities laws of any jurisdiction. Merger Sub will comply with all obligations under applicable securities law in connection with the receipt of the Top-Up Stock Option or the purchase of the Top-Up Option Shares or otherwise with respect to the consummation of the transactions contemplated by this Agreement.

     Section 2.4     Representations and Warranties.

                  (a)     Parent and Merger Sub. All corporate action on the part of Parent and Merger Sub, and their respective officers, directors and shareholders, that is necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Parent and Merger Sub under this Agreement has been taken or will be taken prior to the Top-Up Closing. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms.

                  (b)     The Company. All corporate action on the part of the Company and its officers, directors and shareholders that is necessary for (i) the authorization, execution and delivery of this Agreement, (ii) the performance of all the Company’s obligations under this Agreement and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Top-Up Stock Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Stock Option has been taken or will be taken prior to the Top-Up Closing. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. When issued in compliance with the provisions of this Agreement and the Company’s Articles of Incorporation, the Top-Up Stock Option and, upon exercise of the Top-Up Stock Option, the Top-Up Option Shares, (x) will be duly and validly issued and outstanding, fully paid and nonassessable and free and clear of any Liens whatsoever, (y) shall not be subject to preemptive rights, rights of first offer or refusal or similar rights, and shall not be restricted in any way with respect to voting rights thereof or other incidents of record or beneficial ownership pertaining thereto and (z) shall not give rise to or trigger any conversion, antidilution or similar rights pertaining to any of the Company’s securities outstanding or authorized on or before the Top-Up Closing.

ARTICLE III
ADDITIONAL AGREEMENTS

     Section 3.1     Restrictive Legends. Certificates evidencing the Shares to be delivered hereunder may include legends legally required including the legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF FEBRUARY 18, 2004, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

     It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or blue sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the Company or Merger Sub, as the case may be, shall have delivered to the other party an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute Certificate(s) without such reference if the Shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     Section 3.2     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 3.3     Further Assurances. Each party shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company, Merger Sub and Parent the power to consummate the transactions contemplated by this Agreement, including, but not limited to, the securing of (a) all Company consents and approvals required to authorize and issue the Top-Up Stock Option and the Top-Up Option Shares to be issued upon exercise thereof, and (b) all Merger Sub and Parent consents and approvals required to purchase the Top-Up Stock Option and the Top-Up Option Shares to be issued upon exercise thereof. If Merger Sub shall exercise the Top-Up Stock Option granted hereunder in accordance with the terms of this Agreement, each party shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further actions as any other party may reasonably request to consummate the transactions contemplated by this Agreement.

ARTICLE IV
MISCELLANEOUS

     Section 4.1     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     Section 4.2     Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

     Section 4.3     Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective representatives and permitted successors and assigns.

     Section 4.4     Entire Agreement. This Agreement and the Merger Agreement contain the entire understanding of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

     Section 4.5     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

     Section 4.6     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld; provided, however, that each of Parent and Merger Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Merger Sub without such prior written approval. Any purported assignment without such consent shall be void.

     Section 4.7     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original, but all of which, taken together, shall constitute one and the same Agreement.

     Section 4.8     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, fax or mail (registered or certified mail, postage prepaid, return receipt requested), or by any national courier service. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to Parent or	Compass Group USA Investments, LLP
	Merger Sub:	c/o Compass Group USA, Inc.
2400 Yorkmont Road
Charlotte, North Carolina 28217
Fax: (704) 329-4010
Attention: General Counsel

	With a copy	Helms Mulliss & Wicker, PLLC
	(which does	201 North Tryon Street
	not constitute	Charlotte, North Carolina 28202
	notice) to:	Fax: (704) 343-2300 Attention: Boyd C. Campbell, Jr.

(b)	If to	Creative Host Services, Inc.
	the Company:	16955 Via del Campo
Suite 100
San Diego, CA 92127
Fax: (858) 675-7720
Attention: Sayed Ali, Chief Executive Officer

	with a copy to:	Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-1909
Fax: (858) 550-6420
Attention: Barbara L. Borden and Jeremy D. Glaser

     Section 4.9     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.

     Section 4.10     Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     Section 4.11     Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 4.12     Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 4.13     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows.]

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

COMPASS GROUP USA INVESTMENTS, LLP

By:	/s/ Tom Ondrof

Name:	Tom Ondrof

Title:	Authorized Representative

YORKMONT FIVE, INC.

By:	/s/ Tom Ondrof

Name:	Tom Ondrof

Title:	Chief Financial Officer

CREATIVE HOST SERVICES, INC.

By:	/s/ Sayed Ali

Name:	Sayed Ali

Title:	President/CEO